Exhibit 4.121

TSX V: NGP
OTCBB: NGLPF

November 13, 2008

Ms. Mel Meier

Bureau of Land Management
1340 Financial Boulevard
Reno, Nevada 89510

Re:Royalty Conversion

Dear Ms. Meier.

In accordance with regulations contained in 43 CFR 3211 and 3212, regarding the Energy Policy Act Royalty Conversions, Nevada Geothermal Power Company here by requests that the leases listed below have their royalty converted to the royalty rate as described in 43 CFR 3211.17 (a)(1) since there has never been any production from the leases.

•	N-80070 (08/06)	Pending prior to EPA of 2005
•	N-78777 (03/06)	Pending prior to EPA of 2005
•	N-78124 (06/06)	Pending prior to EPA of 2005
•	N-79745 (03/06)	Pending prior to EPA of 2005
•	N-74855 (10/02)

Should any additional information he needed or required, please contact Sharon DeSimoni at 775-7863399 x 12 or by email at sdesimoni@nevadageothermal.com.

Yours truly,

NEVADA GEOTHERMAL POWER INC.

Brian Fairbank, President and CEO

BF:SD

tel 604.688.1553	Suite 900 – 409 Granville Street	info@nevadageothermal.com
fax 604.688.5926	Vancouver, BC Canada V6C 1T2	www.nevadageothermal.com